UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 26, 2004

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas	77008-1044
(Address of Principal Executive Offices)	(Zip Code)

(713) 880-6500
(Registrant’s Telephone Number, including Area Code)

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

99.1	Enterprise Products Partners L.P. press release dated July 26, 2004.

Item 12.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

        On July 26, 2004, Enterprise Products Partners L.P. issued a press release regarding its financial results for the three and six month periods ended June 30, 2004 and 2003 and held a webcast conference call discussing those results. A copy of the earnings press release is filed as Exhibit 99.1 to this report, which is hereby incorporated by reference into this Item 12. The webcast conference call will be available for replay on Enterprise Products Partners L.P.‘s website at www.epplp.com. The conference call will be archived on our website for 90 days.

Use of Non-GAAP financial measures

        Our earnings press release includes the non-generally accepted accounting principle (“non-GAAP”) financial measures of gross operating margin, distributable cash flow and EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

        Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

        We define total segment gross operating margin as operating income before: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) selling, general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

        We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in subsequent consolidation of operations.

        Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets; (7) the addition of decreases or the subtraction of increases in the value of our financial instrument portfolios; (8) cash proceeds from significant financial instrument transactions recorded within accumulated other comprehensive income less related amortization of such amount to earnings; and (9) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by senior management to compare basic cash flows generated by the partnership to the cash distributions we expect to pay our partners. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

        Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of the partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the partnership is generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a partnership unit is generally determined by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flows from operating activities.

        EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is cash flow from operating activities.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

By: Enterprise Products GP, LLC, as general partner

Date: July 26, 2004	By:	/s/ Michael J. Knesek
Michael J. Knesek Vice President, Principal Accounting Officer and Controller of Enterprise Products GP, LLC

Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, Texas 77210 (713) 880-6500

Enterprise Reports Second Quarter 2004 Results

        Houston, Texas (Monday, July 26, 2004) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced its financial results for the second quarter and six months ended June 30, 2004.

        Enterprise reported net income of $33.1 million, or $0.11 per unit on a fully diluted basis, for the second quarter of 2004 compared to net income of $33.1 million, or $0.14 per unit, for the second quarter of 2003.

        Distributable cash flow for the second quarter of 2004 was $174.2 million compared to $66.9 million for the second quarter of 2003. Distributable cash flow for the second quarter of 2004 includes $104.5 million from the monetization of an interest rate hedging program associated with the long-term debt that the partnership expects to issue in connection with its proposed merger with GulfTerra Energy Partners, L.P. (GulfTerra). The gain from the hedging program will be amortized to net income for book and tax purposes over the life of the future planned issuances. Distributable cash flow is a non-GAAP financial measure. Distributable cash flow is defined and a schedule is provided to reconcile this measure to its most directly comparable GAAP financial measure, which is cash flows from operating activities, later in this press release.

        “Overall, we continued to see a solid recovery in our businesses during the second quarter as a result of the improvement in both the domestic and global economies,” said O.S. “Dub” Andras, President and Chief Executive Officer of Enterprise. “The ethylene industry, which is greatly influenced by general economic conditions, is the largest single consumer of the NGLs ethane and propane. The improvement in the economy was reflected in the production rates for the ethylene industry and its demand for NGLs. Ethane demand by the ethylene industry averaged 747,000 barrels per day (BPD) in the second quarter of this year compared to 614,000 BPD in the second quarter of last year. Demand for ethane in June of this year was 765,000 BPD, a 205,000 BPD, or 37 percent, increase over 560,000 BPD in June of last year. Likewise, demand for propane in the second quarter of 2004 was 383,000 BPD compared to 299,000 BPD in the second quarter of last year. This improvement translated into an overall increase in the NGL volumes transported by our pipelines.”

        “Our earnings during the quarter, however, were negatively impacted by a loss in our NGL marketing business and the effect of high fuel costs at some of our facilities. The loss in our NGL marketing business was due to the ineffectiveness of a strategy that we have traditionally used to manage our NGL production and inventory on a seasonal basis. As a result of the unexpected magnitude in the volatility of crude oil, natural gas and NGL prices during the second quarter, this resulted in a decrease in gross operating margin of approximately $15 million, or $0.06 per unit. With the expectation that this level of volatility will likely continue, we have modified our practices to minimize the risk of such losses in the future.”

        “Fuel costs at our facilities have remained high primarily due to the price of natural gas and natural gas-fired electricity. We have recently taken additional steps to reduce our consumption of natural gas and natural gas-fired electricity. Effective July 1, 2004, we entered into a five-year contract to purchase 50 megawatts of electricity at a fixed price from a coal-fired power facility in Texas that is owned by an affiliate of an electric utility. We are also in the process of converting several pump stations that are powered by NGLs to electric motors. We believe these initiatives will save approximately $9 million annually based on current natural gas and NGL prices,” stated Andras.

        “Our planned merger with GulfTerra and the natural hedge that we believe will exist between the two partnerships with respect to natural gas should mitigate Enterprise’s fuel cost exposure to natural gas prices going forward. The gathering fee that GulfTerra collects on approximately 80 percent of the gas it gathers in the San Juan basin is based on a percentage of natural gas prices. As a result, GulfTerra effectively has a long natural gas position of approximately 70 million cubic feet per day (MMcfd) up to a certain level of natural gas prices and a long position of 40 MMcfd thereafter which economically offsets our net 35 MMcfd requirement for fuel,” said Andras.

        “The unitholder meetings for the respective partnerships are scheduled for July 29, 2004. We currently believe that the merger will be completed in the third quarter of this year. Under the terms of the merger agreement, we have agreed to increase our cash distribution rate to limited partners by at least 6 percent to a quarterly rate of $0.395 per unit, or a $1.58 per unit on an annualized basis, upon completion of the merger. This increase would take effect on the next regular quarterly distribution payment date in November if the merger is completed in the third quarter as currently expected.”

        Revenue for the second quarter of 2004 increased to $1.7 billion from $1.2 billion in the second quarter of last year. Operating income for the second quarter of 2004 was $65.1 million compared to $66.3 million in the second quarter of 2003. Gross operating margin was $106.1 million for the second quarter of 2004 compared to $106.5 million for the same quarter in 2003. Gross operating margin is a non-GAAP financial measure. Gross operating margin is defined and a schedule is provided to reconcile this measure to its most directly comparable GAAP financial measure, which is operating income, later in this press release.

        Pipelines – Gross operating margin for the Pipelines segment was $67.2 million for the second quarter of 2004 versus $72.0 million in the second quarter of 2003. Combined pipeline volumes for the second quarter of 2004 were 1,612,000 BPD compared to 1,566,000 equivalent BPD in the second quarter of 2003.

        Natural gas liquids (NGLs) and petrochemical volumes transported in the second quarter of 2004 increased to 1,331,000 BPD compared to 1,295,000 BPD in the second quarter of 2003. Natural gas pipeline volumes in the second quarter of 2004 were 1,068 billion British thermal units per day (BBtud) compared to 1,033 BBtud transported during the second quarter of 2003.

        Gross operating margin from the Mid-America and Seminole pipelines for the second quarter of 2004 was $31.1 million compared to $39.9 million for the second quarter of 2003. Net NGL volumes transported by the two pipelines increased by 43,000 BPD compared to the same period last year. The $8.8 million decrease in gross operating margin from the second quarter of last year was primarily due to a one-time $3.8 million reduction in operating expense in 2003 that did not recur in 2004; a $3.6 million increase in repair, maintenance and fuel expenses, including $1.8 million that was attributable to the partnership’s ongoing pipeline integrity inspection program. The increase in expenses from the prior year more than offset the increase in gross operating margin associated with the higher transportation volumes. Beginning July 1, 2004, the tariffs on the Mid-America and Seminole pipeline will increase by approximately $7.2 million on an annual basis as the result of the annual adjustment for the increase in the Producer Price Index (PPI).

        “The operating costs on the Mid-America and Seminole pipelines have increased significantly over the last two years due to an increase in fuel and pipeline integrity costs. The increase in natural gas prices has materially increased the cost of fuel. In 2002, fuel costs for these two pipelines were approximately $34 million compared to an annualized rate of $50 million based on the first six months of this year. Unlike regulated natural gas pipelines, the fuel costs associated with these pipelines are not automatically passed through to our pipeline customers. In addition, we expect to spend approximately $11 million on pipeline integrity costs during 2004 compared to a nominal amount in 2002. We are currently evaluating a cost of service filing for the recovery of these increased costs,” stated Andras.

        For the second quarter of 2004, gross operating margin from the partnership’s NGL import services decreased by $4.0 million from the same quarter in 2003 due to a 118,000 BPD decrease in volume at the import facility and its supporting pipeline facility. Greater worldwide demand for NGLs during the quarter resulted in competition for NGLs and the diversion of volumes to international markets that normally would have been delivered to the U.S. Gulf Coast.

        “We have since seen a recovery in the demand for our import services. Our import terminal is currently scheduled to run at full capacity for most of the third quarter,” continued Andras.

        Gross operating margin from the Lou-Tex NGL pipeline decreased by $2.8 million due to a 12,000 BPD decrease in volume. This decrease in margin and volume was due to the partnership’s election to maximize its total gross operating margin by diverting mixed NGLs and refinery-grade propylene to other partnership facilities. The decrease in gross operating margin from the Lou-Tex NGL pipeline associated with this election was more than offset by an increase in the gross operating margin from the Fractionation and Processing segments.

        Gross operating margin for the second quarter of 2004 included $10.7 million in equity income associated with our 50% ownership in the general partner of GulfTerra that was acquired in December 2003.

        Total pipeline integrity inspection expense for the second quarter of 2004 was approximately $3.1 million compared to $0.1 million in the second quarter of 2003. In addition, approximately $1.2 million of major pipeline integrity repair costs were capitalized during the second quarter of 2004 compared to $0.7 million in the second quarter of last year. Major pipeline integrity repair costs are capitalized and included in our sustaining capital expenditures.

        Fractionation – Gross operating margin for the Fractionation segment was $35.9 million for the second quarters of both 2004 and 2003. An increase in gross operating margin from the propylene fractionation business offset decreases from the NGL fractionation and butane isomerization businesses.

        Gross operating margin from the propylene fractionation business increased by $4.2 million during the second quarter of 2004 versus the second quarter of 2003 due to improved unit margins and a 2,000 BPD increase in volume.

        Gross operating margin for the NGL fractionation business decreased by $3.4 million during the second quarter of 2004 compared to the same quarter in 2003. Gross operating margin decreased by approximately $6.8 million due to a gain recorded in the second quarter of 2003 from an inventory measurement adjustment for mixed NGLs pending fractionation that did not recur in the second quarter of 2004. This decrease was partially offset by a 36,000 BPD increase in NGL fractionation volumes and an increase in the value of percent-of-liquids revenues at the expanded Norco fractionator.

        Processing – Gross operating margin for the Processing segment was $4.4 million for the second quarter of 2004 compared to $2.7 million for the second quarter of 2003. Gross operating margin from the partnership’s natural gas processing business was $10.3 million during the second quarter of 2004 compared to $0.8 million for the same quarter last year. Fee-based natural gas processing volumes increased to 1,248 million cubic feet per day in the second quarter of 2004 from 160 MMcfd in the second quarter of 2003 reflecting the effects of the conversion of the partnership’s major processing agreements to fee-based agreements. Equity NGL production was 45,000 BPD for the second quarter of 2004 compared to 39,000 BPD for the second quarter of 2003.

        “Compared to the second quarter of last year, gross operating margin generated by our natural gas processing business increased by $9.5 million due to the conversion of all of our major processing contracts to either fee-based or percent-of-liquids type agreements. These agreements should provide our partnership with a more stable stream of cash flow and a consistent return on investment from this business.”

        Gross operating margin from NGL marketing activities was a loss of $6.0 million during the second quarter of 2004 versus a profit of $1.9 million in the second quarter of 2003. NGL marketing for the second quarter of 2004 included a $15.2 million loss associated with the ineffectiveness of a strategy that was used to manage the partnership’s NGL production and inventory on a seasonal basis.

        Pipeline volumes expressed in terms of equivalent barrels per day (“BPDE”) are on an energy equivalent basis where 3.8 million British thermal units (“MMBtu”) of natural gas are equivalent to one barrel of NGLs.

Use of Non-GAAP Financial Measures

        This press release includes the non-generally accepted accounting principle (“non-GAAP”) financial measures of gross operating margin, distributable cash flow and EBITDA. This press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

        Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

        We define total segment gross operating margin as operating income before: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) selling, general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

        We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in subsequent consolidation of operations.

        Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets; (7) the addition of decreases or the subtraction of increases in the value of our financial instrument portfolios; (8) cash proceeds from significant financial instrument transactions recorded within accumulated other comprehensive income less related amortization of such amount to earnings; and (9) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by senior management to compare basic cash flows generated by the partnership to the cash distributions we expect to pay our partners. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

        Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of the partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the partnership is generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a partnership unit is generally determined by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flows from operating activities.

        EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is cash flow from operating activities.

Company Information and Use of Forward Looking Statements

        Enterprise Products Partners L.P. is the second largest publicly-traded midstream energy partnership with an enterprise value of over $7 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids (“NGLs”). The Company’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

        Today, Enterprise will host a conference call to discuss second quarter earnings. The call will be broadcast live over the Internet at 9:00 a.m. Eastern Time and may be accessed by visiting the company’s website at www.epplp.com. Participants should access the “Investor Information” section of the website at least ten minutes prior to the start of the conference call to download and install any necessary audio software.

        This press release contains various forward-looking statements and information that are based on the Company’s beliefs and those of its general partner, as well as assumptions made by and information currently available to the Company. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of the Company for future operations, are intended to identify forward-looking statements. Although the Company and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither the Company nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those the Company anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Company’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities;

•	the failure to complete its proposed merger with GulfTerra;

•	the failure to successfully integrate the respective business operations upon completion of the proposed merger with GulfTerra or its failure to successfully integrate any future acquisitions; and

•	the failure to realize the anticipated cost savings, synergies and other benefits of the proposed merger with GulfTerra.

        The Company has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

###

Enterprise Products Partners L.P. Condensed Statement of Consolidated Operations For the Three and Six Months Ended June 30, 2004 and 2003
($ in 000s, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$1,713,346	$1,210,659	$3,418,236	$2,692,245
Costs and Expenses:
Operating costs and expenses	1,653,317	1,134,030	3,274,825	2,520,734
Selling, general and administrative	7,087	10,053	16,553	21,524

Total Costs and Expenses	1,660,404	1,144,083	3,291,378	2,542,258

Equity in income of unconsolidated affiliates	12,109	(228)	25,507	1,393

Operating Income	65,051	66,348	152,365	151,380

Other Income (Expense):
Interest expense	(31,867)	(33,280)	(64,485)	(75,191)
Dividend income from unconsolidated affiliates	886	1,794	2,136	4,395
Other, net	168	38	329	272

Total Other Expense, net	(30,813)	(31,448)	(62,020)	(70,524)

Income before provision for taxes, cumulative effect
of change in accounting principle and minority interest	34,238	34,900	90,345	80,856
Provision for taxes	(419)	(476)	(2,044)	(3,605)

Income before minority interest and change
in accounting principle	33,819	34,424	88,301	77,251
Minority interest	(744)	(1,319)	(3,698)	(3,641)

Income before change in accounting principle	33,075	33,105	84,603	73,610
Cumulative effect of change in accounting principle	--	--	7,013	--

Net income	$33,075	$33,105	$91,616	$73,610

Allocation of Net Income to:
Limited partners ("LP")	$26,235	$28,028	$77,453	$64,396

General partner	$6,840	$5,077	$14,163	$9,214

Per Unit data (Fully Diluted):
Net income per unit	$0.11	$0.14	$0.35	$0.32

Average LP Units Outstanding (000s)	230,625	201,935	224,822	199,079

Other Financial data:
Cash provided by (used in) operating activities	$78,253	$(21,292)	$107,858	$120,252
Cash used in investing activities	$58,887	$39,056	$74,698	$112,149
Cash provided by (used in) financing activities	$(24,736)	$56,731	$(24,201)	$(2,947)
Distributable cash flow	$174,223	$66,949	$261,666	$163,902
EBITDA	$97,166	$94,733	$220,535	$207,957

Depreciation and amortization	$32,850	$28,205	$64,233	$67,466
Operating lease expense paid by EPCO	$2,273	$2,251	$4,547	$4,502
Distributions received from unconsolidated affiliates	$18,039	$5,239	$33,721	$20,865
Sustaining capital expenditures	$5,727	$3,270	$9,889	$5,522
Total capital expenditures	$12,912	$30,662	$27,915	$54,497
Investments in and advances to
unconsolidated affiliates	$939	$4,549	$1,757	$25,058
Total debt principal outstanding at end of period	$1,782,000	$1,879,000	$1,782,000	$1,879,000

Enterprise Products Partners L.P. Condensed Operating Data For the Three and Six Months Ended June 30, 2004 and 2003
($ in 000s)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Gross Operating Margin by Segment ($000s):
Pipelines	$67,150	$71,969	$150,135	$143,901
Fractionation	35,888	35,871	66,148	64,918
Processing	4,379	2,685	22,444	32,641
Octane enhancement	(677)	(3,228)	(1,943)	(6,669)
Other	(597)	(814)	(969)	(1,870)

Total non-GAAP gross operating margin	$106,143	$106,483	$235,815	$232,921
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation and amortization in operating
costs and expenses	(31,715)	(27,844)	(62,235)	(55,502)
Operating lease expense paid by EPCO in operating
costs and expenses	(2,273)	(2,274)	(4,547)	(4,547)
Gain (loss) on sale of assets in operating costs and expenses	(17)	36	(115)	32
Selling, general and administrative expenses	(7,087)	(10,053)	(16,553)	(21,524)

Operating income per GAAP	$65,051	$66,348	$152,365	$151,380

Selected Volumetric Operating Data:
Pipelines, net volumes as shown
NGL and petrochemical liquids pipelines (MBPD, net)	1,331	1,295	1,381	1,303
Natural gas pipelines (BBtus per day, net)	1,068	1,033	1,071	1,033
Combined energy equivalent (MBPD, net)	1,612	1,566	1,663	1,575

Fractionation, net volumes in MBPD
NGL fractionation	237	201	233	218
Propylene fractionation	60	58	57	59
Isomerization	78	82	69	81

Natural gas processing, net volumes as shown
Fee-based natural gas processing (Mmcf per day, net)	1,248	160	805	112
Equity NGL production (MBPD, net)	45	39	47	43

Octane enhancement, net volumes in MBPD	10	3	7	3

Enterprise Products Partners L.P. Earnings Per Unit Data For the Three and Six Months Ended June 30, 2004 and 2003
($ in 000s, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Net income	$33,075	$33,105	$91,616	$73,610
Less incentive earnings allocations to general partner	(6,305)	(4,794)	(12,582)	(8,564)

Net income available after incentive earnings allocation	26,770	28,311	79,034	65,046
Multiplied by general partner ownership interest	2.0%	1.0%	2.0%	1.0%

Standard earnings allocation to general partner	$535	$283	$1,581	$650

Incentive earnings allocation to general partner	$6,305	$4,794	$12,582	$8,564
Standard earnings allocation to general partner	535	283	1,581	650

General partner interest	$6,840	$5,077	$14,163	$9,214

Income before change in accounting principle
and general partner interest	$33,075	$33,105	$84,603	$73,610
Cumulative effect of change in accounting principle			7,013

Net income	33,075	33,105	91,616	73,610
General partner interest	(6,840)	(5,077)	(14,163)	(9,214)

Net income available to limited partners	$26,235	$28,028	$77,453	$64,396

DILUTED EARNINGS PER UNIT
Numerator
Income before change in accounting principle
and general partner interest	$33,075	$33,105	$84,603	$73,610
Cumulative effect of change in accounting principle			7,013
General partner’s interest in net income	(6,840)	(5,077)	(14,163)	(9,214)

Limited partners’ interest in net income	$26,235	$28,028	$77,453	$64,396

Denominator
Common units outstanding	225,744	166,996	219,897	160,572
Restricted common units outstanding	31		15
Subordinated units outstanding		24,939		28,507
Class A special units outstanding		10,000		10,000
Class B special units outstanding	4,414		4,414
Incremental option units	436		496

Total	230,625	201,935	224,822	199,079

Diluted earnings per unit
Income before change in accounting principle
and general partner interest	$0.14	$0.16	$0.38	$0.37
Cumulative effect of change in accounting principle			0.03
General partner’s interest in net income	(0.03)	(0.02)	(0.06)	(0.05)

Limited partners’ interest in net income	$0.11	$0.14	$0.35	$0.32

Enterprise Products Partners L.P. Condensed Earnings Per Unit and Pro Forma Information Regarding Change in Accounting Principle For Periods Indicated
($ in 000s, except per unit amounts)
	For Three Months Ended June 30, 2003	For the Six Months Ended June 30,
		2004	2003
Net income	$33,105	$91,616	$73,610
Adjustments to derive pro forma net income:
Remove historical equity in losses recorded for BEF	3,228		6,669
Record equity earnings from BEF calculated using
new method of accounting for major maintenance costs	(2,803)		(7,225)
Remove cumulative effect of change in accounting
principle recorded in first quarter of 2004		(7,013)
Remove minority interest expense associated with
change in accounting principle - Sun 33.33% portion		2,338

Pro forma net income	$33,530	$86,941	$73,054

Pro forma net income	$33,530	$86,941	$73,054
Less incentive earnings allocations to general partner	(4,794)	(12,582)	(8,564)

Net income available after incentive earnings allocation	28,736	74,359	64,490
Multiplied by general partner ownership interest	1.0%	2.0%	1.0%

Standard earnings allocation to general partner	$287	$1,487	$645

Incentive earnings allocation to general partner	$4,794	$12,582	$8,564
Standard earnings allocation to general partner	287	1,487	645

General partner interest	$5,081	$14,069	$9,209

Pro forma net income before general partner interest	$33,530	$86,941	$73,054
General partner interest	(5,081)	(14,069)	(9,209)

Net income available to limited partners	$28,449	$72,872	$63,845

DILUTED EARNINGS PER UNIT
Numerator
General partner’s interest in net income	$5,081	$14,069	$9,209

Limited partners’ interest in net income	$28,449	$72,872	$63,845

Denominator
Applicable units outstanding	201,935	224,822	199,079

Diluted earnings per unit
Limited partners’ interest in net income	$0.14	$0.32	$0.32

Enterprise Products Partners L.P. Reconciliation of GAAP Financial Measures to Our Non-GAAP Financial Measures - EBITDA For the Three and Six Months Ended June 30, 2004 and 2003
(Dollars in thousands)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” and
GAAP “Cash provided by (used in) operating activities”
Net income	$33,075	$33,105	$91,616	$73,610
Adjustments to derive EBITDA:
Interest expense (including related amortization)	31,867	33,280	64,485	75,191
Provision for income taxes	419	476	2,044	3,605
Depreciation and amortization in operating costs and expenses	31,805	27,872	62,390	55,551

EBITDA	97,166	94,733	220,535	207,957
Interest expense	(31,867)	(33,280)	(64,485)	(75,191)
Amortization in interest expense	1,045	333	1,843	11,915
Provision for income taxes	(419)	(476)	(2,044)	(3,605)
Deferred income tax expense	1,225	2,731	2,912	5,464
Cumulative effect of change in accounting principle			(7,013)
Equity in loss (income) of unconsolidated affiliates	(12,109)	228	(25,507)	(1,393)
Distributions received from unconsolidated affiliates	18,039	5,239	33,721	20,865
Operating lease expense paid by EPCO, net of applicable
minority interest portion	2,273	2,251	4,547	4,502
Minority interest	744	1,319	3,698	3,641
Loss (gain) on sale of assets	17	(36)	115	(32)
Changes in fair market value of financial instruments		5	3	(23)
Increase in restricted cash	(15,111)	(2,775)	(9,286)	(12,781)
Net effect of changes in operating accounts	17,250	(91,564)	(51,181)	(41,067)

Cash provided by (used in) operating activities	$78,253	$(21,292)	$107,858	$120,252

Enterprise Products Partners L.P. Reconciliation of GAAP Financial Measures to Our Non-GAAP Financial Measures - Distributable Cash Flow For the Three and Six Months Ended June 30, 2004 and 2003
(Dollars in thousands)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net
Income” and GAAP “Cash provided by (used in) operating activities”
Net income	$33,075	$33,105	$91,616	$73,610
Adjustments to derive Distributable Cash Flow:
Amortization in interest expense	1,045	333	1,843	11,915
Depreciation and amortization in operating costs and expenses	31,805	27,872	62,390	55,551
Operating lense paid by EPCO, net of applicable
minority interest portion	2,273	2,251	4,547	4,502
Deferred income tax expense	1,225	2,731	2,912	5,464
Cumulative effect of change in accounting principle,
net of minority interest portion			(4,675)
Equity in loss (income) of unconsolidated affiliates	(12,109)	228	(25,507)	(1,393)
Distributions received from unconsolidated affiliates	18,039	5,239	33,721	20,865
Loss (gain) on sale of assets	17	(36)	115	(32)
Proceeds from sale of assets	49	74	59	108
Sustaining capital expenditures	(5,727)	(3,270)	(9,889)	(5,522)
Changes in fair market value of financial instruments		5	3	(23)
Settlement of forward-starting interest rate swaps	104,531		104,531
Enron bankruptcy reserve adjustments		(1,945)		(1,945)
General partner minority interest expense		362		802

Distributable Cash Flow	174,223	66,949	261,666	163,902
Cumulative effect of change in accounting principle,
net of minority interest portion			4,675
Cumulative effect of change in accounting principle in total			(7,013)
Proceeds from sale of assets	(49)	(74)	(59)	(108)
Sustaining capital expenditures	5,727	3,270	9,889	5,522
Settlement of forward-starting interest rate swaps	(104,531)		(104,531)
Enron bankruptcy reserve adjustments		1,945		1,945
General partner minority interest expense		(362)		(802)
Minority interest in total	744	1,319	3,698	3,641
Increase in restricted cash	(15,111)	(2,775)	(9,286)	(12,781)
Net effect of changes in operating accounts	17,250	(91,564)	(51,181)	(41,067)

Cash provided by (used in) operating activities	$78,253	$(21,292)	$107,858	$120,252